UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report: March 14, 2016

(Date of earliest event reported)

SUN COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd. Suite 200 Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2016, Randall K. Rowe and James R. Goldman resigned as members of the Board of Directors of Sun Communities, Inc. (the “Company”). Before their resignations, Mr. Rowe was a member of the Executive Committee of the Board and Mr. Goldman was a member of the Audit Committee of the Board.

Mr. Rowe and Mr. Goldman were appointed as directors of the Company on January 6, 2015, in connection with the Company’s acquisition of the American Land Lease (“ALL”) portfolio of 59 manufactured home communities from entities affiliated with Mr. Rowe and Mr. Goldman. Mr. Rowe’s and Mr. Goldman’s resignations follow the expiration of the escrow period and the completion of other matters relating to the ALL transaction. As a result of their resignations, the restrictive period set forth in their non-competition agreements associated with the ALL transaction will expire on March 14, 2017 (the first anniversary of the date that they ceased to serve on the Company’s board).

Each of Mr. Rowe and Mr. Goldman advised the Company that his decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.

Dated: March 14, 2016	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer